Exhibit 99.17

Minutes of the Meting of

Votorantim Celulose e Papel S.A.’s

Fiscal Committee

Date, Time, and Venue: On the twenty-first day of July of 2009, at 4:00 p.m., the Fiscal Committee of Votorantim Celulose e Papel S.A. reconvened, at its head office located at the following address: Alameda Santos, n° 1.357, in the city of São Paulo, State of São Paulo. Attendance: Messrs. Samuel de Paula Matos, Haroldo do Rosário Vieira, and João Carlos Hopp. Presiding Officers: President: Eduardo Andretto; Secretary: Adrianne Soave. Agenda: (a) to re-ratify the considerations recorded on the previous minutes of meeting of this committee held at 3:00 p.m. about the incorporation, by the Company, of stock in Aracruz Celulose S.A. Business transacted and opinions: The committee members were informed that the management’s proposed incorporation, by the Company, of stock in Aracruz Celulose. S.A., as described in the Protocol and Justification of Incorporation, by the Company, of stock in Aracruz Celulos S.A. to be signed by the Company’s and Aracruz Celulose S.A.’s managements, had inadvertently included stock in Aracruz Celulose S.A. held as treasury shares, which resulted in the number of common shares to be issued by the Company, as a result of the stock incorporation, to be higher than the actual number of shares required to be allocated to the Aracruz Celulose S.A.’s non-controlling shareholders in replacement of the shares in Aracruz Celulose S.A. they hold. Having indicated that: (i) held as treasury shares in Aracruz Celulose S.A. 1,966,314. (one million, nine hundred and sixty-six thousand, three hundred and fourteen cents) shares of which 483,114 (four hundred eighty-three thousand, one hundred and fourteen) are common shares and 1,483,200 (one million, four hundred eighty-three thousand and two hundred) Class “B” preferred shares; and (ii) of said shares were included in the incorporation, the result would be the hand over to Aracruz Celulose S.A. of common shares in the Company, resulting in a reciprocal ownership forbidden under article 244 of the Brazilian Corporate Law and losing the status of wholly-owned subsidiary that Aracruz Celulose S.A. should retain, the Company’s and Aracruz Celulose S.A.’s management members believe that the shares held as treasury shares by Aracruz Celulose S.A. should be cancelled at the same extraordinary shareholders’ meeting convened to pass resolution about the stock incorporation. As a result of the cancellation to be submitted to the Aracruz Celulose S.A.’s shareholders for consideration, prior to passing any resolution as to the stock incorporation, the treasury shares will not be absorbed as Company’s assets but, rather, should be not considered in the capital increase. Therefore, of the increase in Company’s equity, due to the incorporation amounting to R$1,203,677,588.00 (one billion, two hundred three million, six hundred seventy-seven, five hundred and eighty-eight reais) R$ 529,842,603.00 (five hundred twenty-nine million, eight hundred forty-two thousand, six hundred and three reais) will be allocated to capital stock account, which shall then be R$7,587,144,784.59 (seven billion, five hundred eighty-seven million, one hundred forty-four thousand, seven hundred and eighty-four reais and fifty-nine cents), by issuing 70,804,564 (seventy million, eight hundred four billion, five hundred and sixty-four) common, nominative, book-entry shares without par value, at the per-price of issuance of R$17.00 (seventeen reais). R$673,834,985.00 (six hundred seventy-three million, eight hundred thirty-four thousand, nine hundred and eighty-five reais) will be allocated to the premium account (subscription of shares). The members of the committee, in the discharge of their legal and statutory duties, considering the reasons and facts presented herein, by unanimity of vote and without any reservations, ratified in all respects the favorable opinion given previously, and in connection with that pinion rectifying solely the amount of the capital increase and the number of common shares to be issued for allocation to the holders of shares in Aracruz Celulose

S.A., whose shares are to be incorporated by the Company. Therefore, the committee members are convinced that the management proposal, hereby properly rectified and reflected in the Protocol and Justification of Incorporation, by the Company, of shares in Aracruz Celulose S.A. is suitable for the submission to the Company’s shareholders for consideration. Closing: There being no further business to transact the meeting was adjourned and these minutes were taken and read, found conformant, and signed by all those in attendance.

São Paulo, July 21, 2009.

Samuel da Paula Matos

Chairman

Joao Carlos Hopp

Member

Haroldo do Rosário Vieira

Member